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CAMCO FINANCIAL CORPORATION

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CAMCO FINANCIAL CORPORATION
6901 Glenn Highway
Cambridge, Ohio 43725
(740) 435-2020
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     The 2008 Annual Meeting of Stockholders of Camco Financial Corporation (“Camco”) will be held at Camco’s Corporate Center, 6901 Glenn Highway, Cambridge, Ohio, 43725, on April 22, 2008, at 3:00 p.m., local time (the “Annual Meeting”), for the following purposes:
1.	To elect three directors of Camco for terms expiring in 2011; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Only Camco stockholders of record at the close of business on March 11, 2008, will be entitled to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTE OVER THE INTERNET OR BY TELEPHONE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Giving a proxy does not affect your right to vote in person in the event you attend the Annual Meeting. You have the option to revoke your proxy at any time prior to the Annual Meeting regardless of your voting method, or to vote your shares personally on request if you attend the meeting.

By Order of the Board of Directors

March 18, 2008	Sharon K. Chorey, Asst. Corporate Secretary

CAMCO FINANCIAL CORPORATION
6901 Glenn Highway
Cambridge, Ohio 43725
(740) 435-2020
PROXY STATEMENT
PROXIES
     The Board of Directors of Camco Financial Corporation (“Camco”) is soliciting proxies in the form accompanying this Proxy Statement for use at the 2008 Annual Meeting of Stockholders of Camco to be held at Camco’s Corporate Center, 6901 Glenn Highway, Cambridge, Ohio, 43725, on April 22, 2008, at 3:00 p.m., local time, and at any adjournments thereof (the “Annual Meeting”). Only stockholders of record as of the close of business on March 11, 2008 (the “Voting Record Date”), are entitled to vote at the Annual Meeting. Each such stockholder will be entitled to cast one vote for each share owned. As of the Voting Record Date, there were 7,155,595 votes entitled to be cast at the Annual Meeting.
     Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted FOR the reelection of Andrew S. Dix, Carson K. Miller and Jeffrey T. Tucker as directors of Camco for terms expiring in 2011.
     The directors, officers and other employees of Camco may solicit proxies in person or by telephone or mail only for use at the Annual Meeting. The cost of soliciting proxies will be borne by Camco. Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of Camco at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to Camco at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person.
     This Proxy Statement is first being mailed to stockholders of Camco on or about March 21, 2008.
ELECTION OF DIRECTORS
     The Board of Directors proposes the reelection of the following persons to terms that will expire in 2011:

			Director
Name	Age	Position(s) held	Since
Andrew S. Dix	37	Director	2007
Carson K. Miller	62	Director	2002
Jeffrey T. Tucker	50	Director	1987
     Andrew S. Dix is the publisher of The Daily Jeffersonian in Cambridge, Ohio. Prior to joining The Daily Jeffersonian in 2006, he was the Advertising Director for The Alliance Review from 1998 to 2006. Mr. Dix was appointed to the Board of Directors in December 2007 to fill a vacancy created when the Board increased the number of directors of Camco.
     Carson K. Miller is the owner of Marietta Rare Coins & Collectibles, an internet-based business. Dr. Miller retired in 2002 as the President of Washington State Community College in Marietta, Ohio, a position he had held since 1985.
     Jeffrey T. Tucker is a Certified Public Accountant and a partner in the accounting firm of Tucker & Tucker, Cambridge, Ohio, a position he has held since 1984.
     Under Delaware law and Camco’s Bylaws, the three nominees receiving the greatest number of votes will be elected as directors. Abstentions, shares not voted by brokers, and votes withheld are not counted toward the election of directors.

     In accordance with Section 3.13 of the Bylaws, nominees for election as directors may be proposed only by the directors or by a stockholder. Camco’s Corporate Governance and Nominating Committee recommended to Camco’s Board of Directors this year’s director nominees. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and exhibiting high moral character. However, the committee retains the right to modify these minimum qualifications from time to time. The committee has a general process for choosing nominees, which process considers both incumbent directors and new candidates. In evaluating an incumbent director whose term of office is set to expire, the committee reviews such director’s overall service to Camco during his or her term, including the number of meetings attended, level of participation, quality of performance and any transactions of such director with Camco during his or her term. If the committee chooses to evaluate new director candidates, the committee uses its network of contacts to compile a list of potential candidates. Then, the committee determines whether such candidates are independent, which determination is based upon applicable securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), the rules of the National Association of Securities Dealers and the advice of counsel, if necessary. Finally, the committee meets to discuss and consider all candidates’ qualifications and then chooses the candidates.
     The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders, provided that the stockholder is entitled to vote for directors and has submitted a written nomination to the Secretary of Camco by the 60th day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors. Each written nomination must state the name, age, business and residence address of the nominee, the principal occupation or employment of the nominee, the number of each class of shares of Camco owned either beneficially or of record by each such nominee and the length of time such shares have been owned. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, when evaluating a candidate who was recommended by a stockholder. To date, Camco has not received a stockholder nominee for director.
     Camco has not implemented a formal policy regarding director attendance at the annual meeting of stockholders. Typically, the Board of Directors holds a meeting immediately prior to the annual meeting of stockholders, which results in most directors being able to attend the annual meeting. In 2007, all directors attended the annual meeting of stockholders.
INCUMBENT DIRECTORS
     The following directors will continue to serve after the Annual Meeting for the terms indicated:

			Director	Term
Name	Age	Position(s) held	Since	Expires
Richard C. Baylor	53	Chairman of the Board President Chief Executive Officer	2001	2009
Terry A. Feick	58	Director	2000	2010
Edward D. Goodyear	60	Director	2006	2010
Susan J. Insley	62	Lead Director	2002	2010
Paul D. Leake	66	Director	1996	2009
Douglas F. Mock	52	Director	2005	2009
J. Timothy Young	61	Director	2005	2010
     Richard C. Baylor was named Chairman of the Board on November 10, 2006. He has been Camco’s President since January 1, 2000, and Chief Executive Officer since January 1, 2001. He has been Camco’s Chief Operating Officer since October 21, 1998. From October 21, 1998, until January 1, 2000, Mr. Baylor was the Executive Vice President of Camco. From August 1989 to June 1998, Mr. Baylor was employed as a Vice President of Lending by State Savings Bank, Columbus, Ohio. Mr. Baylor is a director of the Federal Home Loan Bank of Cincinnati.

     Terry A. Feick retired as the Superintendent of Schools for the Washington Court House City Schools in December 2001, a position he had held since 1991.
     Edward D. Goodyear is a Certified Public Accountant and Treasurer of the Dispatch Printing Company, publisher of the Columbus Dispatch, Columbus, Ohio, a position he has held since 1999. He is also Treasurer of Agricultural Lands, Inc.
     Susan J. Insley retired as the Executive Vice President and Principal of Cochran Group Inc., Columbus, Ohio, in December 2005, a position she had held since 1996.
     Paul D. Leake retired in June 2001 as the President and Chief Executive Officer of First Bank for Savings, a position he had held since 1976. Since July 2007, he has been employed as a real estate agent with Real Living Ross Realty in Ashland, Kentucky.
     Douglas F. Mock is president of Mock Woodworking Co. and The March Company, Zanesville, Ohio, positions he has held since 1986 and 2003, respectively.
     J. Timothy Young, a certified financial planner, is the Senior Vice President of Hamilton Capital Management, Inc, Columbus, Ohio, a position he has held since 2003. From 2000 to 2003, Mr. Young was self-employed as an attorney and consultant representing individuals and businesses.
BOARD MEETINGS, COMMITTEES AND COMPENSATION OF DIRECTORS
     The Board of Directors of Camco met four times for regularly scheduled meetings and one time for a strategic planning meeting for fiscal 2008 during the year ended December 31, 2007. Each director attended at least 75% of the aggregate of the total number of the Board of Directors’ meetings and the total number of meetings held by committees on which such director served during 2007. The Board has determined that each director is independent under Rule 4200(a)(15) of Nasdaq’s listing standards, except Mr. Baylor.
     The Board of Directors of Camco has a Compensation Committee whose 2007 and 2008 members are Ms. Insley, Messrs. Feick, Mock and Miller. The responsibilities of the Compensation Committee are discussed in the Compensation Discussion and Analysis below. The Compensation Committee met four times during 2007.
     The Board of Directors of Camco has an Audit and Risk Management Committee whose 2007 members were Messrs. Tucker, Robert C. Dix, Jr. (retired December 7, 2007), Goodyear and Young. The 2008 members are Messrs. Tucker, A. Dix, Goodyear and Young. The Board of Directors has determined that Mr. Tucker and Mr. Goodyear each qualify as a financial expert and both are independent. The Audit and Risk Management Committee’s responsibilities include selecting an independent registered public accounting firm to audit Camco and its subsidiaries, overseeing the audit of Camco’s financial statements, and evaluating the accounting firm’s performance. A more detailed description of the Audit Committee’s functions is set forth in its charter. The Audit and Risk Management Committee met 14 times during 2007.
     The Board of Directors of Camco has a Corporate Governance and Nominating Committee whose 2007 members were Ms. Insley, Messrs. Robert C. Dix, Jr. (retired December 7, 2007), Feick and Young. The 2008 members are Ms. Insley, Messrs. Feick and Young. The Corporate Governance and Nominating Committee provides a forum for independent directors to address issues of corporate governance, including the selection of nominees for director, and guides the Board in managing its affairs and operating in a manner that best serves the stockholders of Camco. The Corporate Governance and Nominating Committee met five times during 2007.
     The Board of Directors of Camco has an Executive Committee whose 2007 and 2008 members are Messrs. Baylor, Feick and Tucker and Ms. Insley. The Executive Committee provides a forum for exercising the power and authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Executive Committee did not meet during 2007.

     The Compensation, Audit and Risk Management, and Corporate Governance and Nominating Committees each operate pursuant to written charters, which are posted on Camco’s website at www.camcofinancial.com.
Director Compensation
     During 2007, each non-employee director of Camco received a retainer of $5,000 for service on the Board of Camco and $1,250 for each Board meeting attended, with one paid absence per year. Each director of Camco is also a director of Advantage Bank. During 2007, each non-employee director received a retainer of $6,000 for service on the Board of Advantage Bank and $500 per Board meeting attended, with one paid absence per year. In addition, non-employee directors received a fee of $300 for each scheduled committee meeting attended. The chair of each committee received an additional fee of $200 or $300 per meeting. Per meeting fees are not paid for telephonic meetings.
     Directors may receive equity awards based upon Camco’s achievement of certain performance measures. The performance measures are described under “Compensation Discussion and Analysis” below. The maximum equity award potential for non-employee directors is equal to the base retainer and Board per meeting fees, which for 2007 totaled $22,000 for each non-employee director, except Mr. A. Dix, who was appointed to the Board on December 7, 2007. To determine the number of options to be granted, that amount is multiplied by the percentage of the performance measures met during the year and then divided by the fair market value of Camco’s common stock on the date of grant. As a result, for fiscal year 2007 each non-employee director, except for Mr. A. Dix, was eligible to receive option awards based upon the following calculation: $22,000 x 16.76% = $3,687.41 / $8.92 = 413 options. Mr. A. Dix was eligible for the award of 71 options. However, due to Camco’s financial performance in 2007, the Board of Directors elected not to receive the calculated options earned. Therefore, no options were granted to non-employee directors for fiscal year 2007.
     The total compensation paid to each director, other than Mr. Baylor, is set forth in the table below:

	Fees Earned Or	All Other	Total
Name	Paid in Cash(1)	Compensation	($)
Mr. A. Dix	$3,800	$—	$3,800
Mr. R. Dix, Jr. (2)	24,850	—	24,850
Mr. Feick	26,350	—	26,350
Ms. Insley	26,650	—	26,650
Mr. Leake	23,950	1,619 (3)	25,569
Mr. Miller	25,950	—	25,950
Mr. Mock	23,950	—	23,950
Mr. Speck (4)	1,000	—	1,000
Mr. Tucker	27,250	—	27,250
Mr. Young	26,050	—	26,050
Mr. Goodyear	24,550	—	24,550

(1)	Each of the directors contributed, at a minimum, all retainer fees received to the Director Deferred Compensation Plan. These deferred fees were as follows: Mr. Speck — $500; Mr. A. Dix — $3,800; Messrs. Goodyear, Leake, Miller, Tucker, Young and Ms. Insley — $11,000; Mr. Feick — $18,650; Mr. Mock — $23,950 and Mr. R. Dix — $24,850. Deferred fees are invested in Camco stock that is purchased and held by the Director Deferred Compensation Plan.

(2)	Retired December 7, 2007

(3)	Mr. Leake received a commission related to his assistance with the sale of real estate acquired upon foreclosure

(4)	Retired January 23, 2007

     Mr. Baylor does not receive cash compensation for his service as a director. However, he may be eligible for equity awards based on the same formula as non-employee directors, with the assumption that he would have received cash compensation to determine the base for the number of options to be awarded. Mr. Baylor was eligible for the award of 413 options as a director in 2007, but no award of options was made to Mr. Baylor for his service as a director. Awards of stock options for his service as an employee are described under “Compensation of Executive Officers” below.
Director Stock Ownership Requirements
     In accordance with Section 3.13 of the Bylaws, directors must own at least 1,000 shares of Camco’s stock during his or her first year of service on the Board. The Board believes that each director who has served on the board of directors for at least five years should, at a minimum, own 5,000 shares of Camco stock or have invested $75,000 in Camco stock, and maintain this minimum investment throughout his or her service on the board.
EXECUTIVE OFFICERS
     The following information is supplied for certain executive officers of Camco and Advantage Bank who do not serve on Camco’s Board of Directors.
     D. Edward Rugg, 53 years, has served as the Secretary of Camco since January 2001 and as the Executive Vice President and Chief Credit Officer of Advantage Bank since October 2007. Mr. Rugg was the Chief Operating Officer of Advantage Bank from May 2001 until October 2007. Mr. Rugg was President and Chief Executive Officer of Cambridge Savings Bank from January 1996 until May 2001. Mr. Rugg joined Camco in 1976.
     Eric S. Nadeau, 37 years, is a Certified Public Accountant and has been the Chief Financial Officer, Senior Vice President and Treasurer of Camco Financial Corporation and Advantage Bank since July 2007. From February 2006 to June 2007 he was the Vice President of Finance and Comptroller for Advantage Bank. From January 2003 until February 2006, he served as the Chief Financial Officer, Senior Vice President and Treasurer of Ohio Legacy Corp. Mr. Nadeau was the Director of Financial Reporting and Manager of Revenue Assurance of Horizon PCS, Inc., wireless telecommunications company located in Chillicothe, Ohio, from August 2000 until December 2002. His experience also includes auditing, tax and consulting engagements for banks and other financial institutions during his tenure with Crowe, Chizek and Company LLP, the nation’s eight largest public accounting firm.
     David S. Caldwell, 45 years, has served as the Senior Vice President in charge of retail banking and financial services of Advantage Bank since December 2001. From July 2001 through December 2001, Mr. Caldwell served as Division President of the Cambridge Division of Advantage Bank. Mr. Caldwell joined Camco in September 2000 as President and Chief Executive Officer of Westwood Homestead Savings Bank in Cincinnati, Ohio. Prior to joining Camco, Mr. Caldwell served for three years as a Senior Vice President of Central Carolina Bank & Trust, Durham, North Carolina.
     Kemper C. Allison, 48 years, has served as Senior Vice President and Chief Lending Officer for Advantage Bank since June 2007 and is responsible for directing commercial, small business, agriculture, residential and consumer lending. From May 2001 to June 2007, Mr. Allison served as Vice President and Director of Commercial & Business Banking. Prior to joining Camco, Mr. Allison served as Vice President, and Director of Business Banking Services during his 11 years with State Savings Bank, a $3 billion asset thrift located in Columbus, Ohio.
     Edward A. Wright, 46 years, has served as the Senior Vice President in charge of operations and information technology of Advantage Bank since December 2001. Previously, Mr. Wright served as the Vice President of Operations at Advantage Bank from July 2001 until December 2001. Mr. Wright joined Cambridge Savings Bank in 1984 and served as Vice President and Chief Operating Officer of Cambridge Savings Bank from 1994 until July 2001.

COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis (“CD&A”) describes Camco’s compensation philosophy and policies for 2007 that applied to Camco’s Named Executive Officers (as defined in the Summary Compensation Table on page 14 below). The CD&A explains the structure and rationale associated with each material element of the Named Executive Officers’ total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the CD&A.
Compensation Philosophy and Objectives
     The overall objective of the executive compensation program is to provide competitive levels of compensation that will attract and retain qualified executives and reward individual performance, initiative and achievement, while enhancing overall corporate performance and stockholder value. The program is designed to align senior management compensation with the goals of the Camco business plan by creating strong incentives to manage the business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:
•	Align the interests of management with the interests of the stockholders;

•	Retain key personnel critical to Camco’s long-term success;

•	Emphasize formula-based components, such as incentive plans, in order to better focus management efforts in its execution of the business plan;

•	Clearly motivate management by maintaining pay for performance as an integral component of the overall compensation program by utilizing incentive plans that emphasize corporate success; and

•	Maintain a corporate environment which encourages stability and a long-term focus for both Camco and its management.
Setting Executive Compensation
Compensation Committee
     The Compensation Committee reviews and approves the compensation of the Named Executive Officers (except for Mr. Baylor whose compensation is approved by the full Board of Directors) and reviews performance appraisals for the Named Executive Officers other than the Chief Executive Officer. The Compensation Committee’s other responsibilities include recommending the compensation to be paid to directors of Camco and its subsidiaries each year. Each of the members of the Compensation Committee is “independent” within the meaning of the listing standards of the NASDAQ, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.
Consultants and Benchmarking
     The Compensation Committee has historically engaged a compensation consultant to provide input on executive compensation issues. In 2007, the Compensation Committee retained Amalfi Consulting, LLC (formerly the Compensation Group of Clark Consulting), to assist in determining the overall competitiveness of the base salaries of Camco’s current executive officers when compared to those of the peer group using compensation and financial performance for the year ended December 31, 2007. Amalfi Consulting is a compensation consulting company specializing in the banking industry and assisted the Compensation Committee with a compensation review of the top executive officer positions. This review was used as reference information for 2008 officer compensation decisions. Camco also utilized information from the America’s Community Bankers and Ohio Bankers League compensation surveys in setting salary and cash incentive compensation for 2008. In addition, the compensation study prepared in 2007 by Amalfi Consulting was used as reference information. The Amalfi Consulting study provided total compensation information for 20 peer financial institution holding companies that were similar in size and geographic location to Camco.

     These peer holding companies are listed below:

Company Name	Ticker	City	State	Assets ($000)
Peoples Bancorp Inc.	PEBO	Marietta	OH	1,875,255
Citizens First Bancorp, Inc.	CTZN	Port Huron	MI	1,775,142
First Defiance Financial Corp.	FDEF	Defiance	OH	1,527,879
S.Y. Bancorp, Inc.	SYBT	Louisville	KY	1,426,321
Mercantile Bancorp, Inc.	MBR	Quincy	IL	1,422,827
Centrue Financial Corporation	TRUE	Ottawa	IL	1,283,025
QCR Holdings, Inc.	QCRH	Moline	IL	1,271,675
Summit Financial Group, Inc.	SMMF	Moorefield	WV	1,234,831
Horizon Bancorp	HBNC	Michigan City	IN	1,222,430
Firstbank Corporation	FBMI	Alma	MI	1,095,092
German American Bancorp, Inc	GABC	Jasper	IN	1,093,424
Bank of Kentucky Financial	BKYF	Crestview Hills	KY	1,051,563
Peoples Community Bancorp	PCBI	West Chester	OH	1,028,079
First Mid-Illinois Bancshares	FMBH	Mattoon	IL	980,559
HMN Financial, Inc.	HMNF	Rochester	MN	977,789
IBT Bancorp, Inc.	IBTM	Mount Pleasant	MI	910,127
LNB Bancorp, Inc.	LNBB	Lorain	OH	851,098
Farmers National Banc Corp.	FMNB	Canfield	OH	821,584
Ohio Valley Banc Corp.	OVBC	Gallipolis	OH	764,361
First Citizens Banc Corp	FCZA	Sandusky	OH	748,986
     Amalfi Consulting reviewed base salary, annual incentives, equity, and other forms of compensation information available in proxy statements for the peer group. The review included assessing the prevalence of equity plans, executive agreements, and retirement plans such as salary continuation and deferred compensation plans. The Amalfi Consulting review included a review of all documents that have benefits and provisions subject to Section 280G of the Internal Revenue Code to ensure the change of control provisions were within industry standards, the payment provision outcome is consistent with the Compensation Committee’s intent, and the provisions were consistent among Mr. Baylor’s employment agreement, the change of control agreements for the other Named Executive Officers, the salary continuation agreements for certain Named Executive Officers, and the various stock option and incentive plans.
     The Compensation Committee determined as an outcome of the compensation study and in response to the financial performance of Camco in 2007 that the base salaries of the Named Executive Officers would not be increased in 2008. Additionally, the committee determined the cash component of the performance-based incentive plan for 2007 would not be remunerated to the Named Executive Officers even though some of the performance benchmarks in the plan were met during fiscal 2007.
Role of Executives in Compensation Committee Deliberations
     The Compensation Committee frequently requests the Chief Executive Officer to be present at Committee meetings to discuss Camco’s performance and the performance of individual executives. Occasionally, other executives may attend a Committee meeting to provide pertinent financial, business, operational or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation. The committee will meet in executive session to discuss matters related to the performance and compensation of the Chief Executive Officer.
Compensation Framework
     Camco’s business consists primarily of the business of Advantage Bank. The financial results of Camco are primarily a function of Advantage Bank’s achievement of its goals as set forth in its business plan. Executives are compensated for their contribution to the achievement of these goals, which benefits the stockholders, customers, employees, and the communities in which Camco operates.

     Executive compensation consists of the following components:
•	base salary,

•	performance-based cash incentive plan,

•	performance-based equity compensation,

•	401(k) Salary Savings and Profit Sharing Plans,

•	executive retirement benefits, and

•	other compensation, including perquisites.
     During 2007, Mr. Baylor, Mr. Nadeau, and Mr. Mark A. Severson, who served as Chief Financial Officer until June 6, 2007, each received 50% of their compensation from Advantage Bank and 50% from Camco. All other Named Executive Officers received all of their compensation from Advantage Bank. The Compensation Committee and Board of Directors met in December 2007 to establish salaries for 2008 and in January 2008 to award cash incentives and stock options for 2007 performance.
     Salary. Base salary forms the foundation of the compensation program as it represents income not at risk. The Committee believes that base salary should function as an anchor: large enough that the executive is comfortable remaining in Camco’s employ, but not so large as to conflict with the executive’s motivation to work diligently to increase stockholder value. An individual’s base salary is directly related to his or her position, job responsibilities, accountability, performance and past and potential contribution to Camco and its subsidiaries.
     At the end of 2007, Ms. Insley conducted an evaluation of Mr. Baylor’s performance during the year and provided this information to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee provided this evaluation to the Compensation Committee and the full Board. Based upon this evaluation and the peer group and compensation surveys discussed above, the Compensation Committee provided a base salary recommendation for Mr. Baylor to the full Board of Directors. The Board then set Mr. Baylor’s 2008 base salary in executive session, without Mr. Baylor present.
     Performance evaluations for other Named Executive Officers are conducted by Mr. Baylor. The Compensation Committee meets with Mr. Baylor in December of each year to review these performance evaluations and discuss salary recommendations of the other Named Executive Officers. The Compensation Committee assesses each Named Executive Officer’s contribution to Camco, his or her skills and experience, and the on-going potential contribution of each Named Executive Officer. Adjustments to compensation for each Named Executive Officer are then made based upon the performance evaluations, corporate performance, and independent compensation surveys of officers in banks and other public companies, taking into account comparable asset bases and geographic locations. The compensation study prepared in 2007 by Amalfi Consulting includes rankings based on return on average equity, return on average assets, efficiency ratio, asset growth, net interest margin, EPS growth and total return on a company’s stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation, including base salary, and most forms of cash bonus and annual incentive awards. The Compensation Committee’s determinations are presented to the full Board of Directors. The salary of each Named Executive Officer is set forth in the Summary Compensation Table on page 14.
     On January 22, 2008, the Board approved Mr. Baylor’s salary and the Compensation Committee approved the salaries for the other Named Executive Officers to be effective January 1, 2008. The Compensation Committee and Board of Directors decided not to increase base salaries of Mr. Baylor or the other Named Executive Officers for 2008 due to Camco’s financial performance in 2007 during a difficult economic environment.
     Performance-Based Cash Incentive Plan. Camco uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Incentive plan awards for the Named Executive Officers are based on the achievement of corporate performance objectives which are established annually by Camco’s Compensation Committee and approved by the Board (excluding Mr. Baylor) at the beginning of each year. Additional discretionary incentive amounts may also be awarded under the cash incentive plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives. For 2007, the cash incentive opportunity ranged from 0% to 50% of the Chief Executive Officer’s base salary and 0% to 35% of other executive officers’ base salaries, subject to the percentage of performance measurements achieved. A cash award is paid if Camco’s actual performance results fall between the threshold and maximum annual incentive goals.
     The 2007 cash incentive awards were contingent on performance relative to the following four goals:

	Annual Cash Incentive
Corporate Goals	Goal Ranges		Goal	Actual	Goal
Criteria	Threshold	Maximum	Weighting	Results	Results
Earnings Per Share	$0.78	$0.86	50%	$0.61	0.00%
Net Loan Growth	3.57%	10.75%	20%	0.22%	0.00%
Net Retail Deposit Growth	1.85%	3.29%	20%	3.00%	16.76%
Non-Performing Assets as a % of Average Assets	1.50%	1.00%	10%	2.84%	0.00%

TOTAL			100%		16.76%

     After evaluating Camco’s 2007 results, the Compensation Committee determined that the annual incentive objectives for 2007 were achieved at the 16.76% level. The cash incentive award for each Named Executive Officer was calculated as follows:
Base Salary X Goal Results % X Maximum Incentive Potential % = Cash Incentive Award
     Although a portion of the performance metrics was achieved during 2007, the Compensation Committee and the Board of Directors, in their discretion, decided not to award the 2007 cash incentive earned by the Named Executive Officers due to Camco’s 2007 financial performance. The table below shows the maximum incentive award opportunity under the 2007 plan, the actual incentive award earned, and each executive’s actual cash incentive award paid.

	Maximum	Maximum	Incentive Award
	Incentive Award	Potential	Results Earned at	Actual Cash
	Potential, Percent	Incentive	16.76% of Goal on	Incentive
Executive	of Base Salary	Award	Base Salary	Award Paid
Mr. Baylor	50%	$131,250	$21,999	$-0-
Mr. Rugg	35%	61,670	10,336	-0-
Mr. Nadeau (1)	23%	27,150	4,551	-0-
Mr. Caldwell	30%	43,230	7,246	-0-
Mr. Allison (1)	22%	24,917	4,176	-0-

(1)	Maximum potential was pro-rated between activities earned as an executive officer and as a vice president of Advantage Bank during 2007.
     Performance-Based Equity Incentive Plan. Camco uses equity awards to focus attention on strategic priorities and drive achievement of corporate objectives. This element of the executive compensation program is designed to align the interests of the executive with corporate stockholder objectives since the price performance of Camco’s common stock directly affects the value of these long-term awards. Stock options are awarded based upon the achievement of performance measures. Camco does not have a formal written policy guiding the timing of equity grants. However, stock options are typically granted near the end of January each year based on the prior year’s performance. All options are issued with an exercise price equal to the fair market value of Camco’s stock on the date of grant, have a term of ten years, and vest at the rate of 20% on the date of grant and 20% on the anniversary of the date of grant for each of the next four years. The Compensation Committee has the exclusive authority to determine the timing and conditions of vesting.
     The performance goals used to determine option awards are the same as those used for awarding cash incentives. For 2007, grants were determined by the Compensation Committee in January 2008 based upon

Camco’s goal result achievement at the 16.76% level as described above. Each of the Named Executive Officers has a potential stock option award ranging from 0% to a maximum of between 100% and 200% of the officer’s base salary. The value of the options to be awarded is calculated as follows:
Base Salary X Maximum Award Potential % X Goal Result % = $ Value of Option Award
     Then, to determine the number of options granted to each individual, the dollar value of the option award is divided by the fair market value of Camco’s stock on the date of grant. The fair value of Camco’s stock on the date of grant is defined as the average of the closing bid and ask prices on that date. The result is the number of shares underlying the option to be awarded to the recipient. The following table summarizes the equity-based incentive compensation awarded to the Named Executive Officers on January 22, 2008, for fiscal year 2007 performance:
Long-Term Incentive Opportunity as Percent of Salary

	Maximum	Percent of		Exercise or Base
	Incentive Award	Base Salary	Number of	Price of Option
	Potential, Percent	at 16.76% of	Stock	Awards
Executive	of Base Salary	Goal	Options	($/Share)
Mr. Baylor	200%	33.52%	9,864	$8.92
Mr. Rugg	150%	25.14%	4,966	8.92
Mr. Nadeau	100%	16.76%	2,348	8.92
Mr. Caldwell	100%	16.76%	2,707	8.92
Mr. Allison	100%	16.76%	2,160	8.92
     Camco desires to motivate and reward executives relative to driving superior future performance, so Camco does not currently consider prior equity-based compensation gains as a factor in determining future compensation levels.
     401(k) Salary Savings and Profit Sharing Plans. Camco matches the first 5% of each employee’s total 401(k) deferral as follows: 100% of the first 3% and 50% of the remaining 2%. An employee is eligible to make elective deferrals and receive matching contributions immediately upon hire. Camco’s matching contributions to the 401(k) Salary Savings Plan vest immediately.
     Camco also provides a retirement profit sharing contribution to eligible employees’ 401(k) Salary Savings Plan accounts. The profit sharing contribution is invested as follows: 50% in Camco common stock and 50% in funds selected by the employee. Each employee of Camco who has contributed one year of service or at least 1,000 hours will be eligible to receive a retirement profit sharing contribution to his or her 401(k) plan account subject to the following vesting schedule:

Years of Full-Time
Employment	Percent Vested
1 year	0%
2 years	20%
3 years	40%
4 years	60%
5 years	80%
6 years	100%
     The retirement profit sharing contribution is based on Camco’s return on average equity (ROAE) ratio for the calendar year. ROAE is calculated by dividing Camco’s net earnings by average stockholders’ equity each calendar year. Profit sharing contributions are made into employee 401(k) accounts in any year in which the ROAE is 10% or more. For plan years in which the ROAE is 10% or more, the following contribution schedule shall be followed:

% of Annual Salary Contributed
ROAE	to Profit Sharing
10% to 10.99%	1%
11% to 11.99%	2%
12% to 12.99%	3%
13% to 13.99%	4%
14% to 14.99%	5%
15% to 15.99%	6%
16% to 16.99%	7%
17% to 17.99%	8%
18% to 18.99%	9%
19% to 19.99%	10%
20% and higher	11%
     Profit sharing contributions were not made to employee accounts for 2007 because Camco’s ROAE was 4.98%.
     Executive Retirement Benefits. Except for Messrs. Nadeau and Allison, Advantage Bank has entered into Salary Continuation Agreements with each of the Named Executive Officers. These agreements provide that upon termination of employment after the executive reaches age 65, he will receive a monthly payment for 15 years. Mr. Rugg is also a participant in the 1996 Salary Continuation Plan. This Plan provides for 180 monthly payments following his retirement at age 65 and other benefits. See the Employment and Change of Control Agreements discussion on page 18.
     Except for Mr. Nadeau, each of the Named Executive Officers has entered into an Executive Deferred Compensation Agreement. Under these agreements, the executive may elect to defer annually a stated maximum amount of his salary until a specified date or until he is no longer employed by Camco. See the Non-qualified Deferred Compensation Table and discussion on page 18.
     Other Compensation. The Named Executive Officers are eligible to participate in Camco’s broad-based employee benefit plans, such as medical, disability and term life insurance programs.
     Due to the geographic distance between Camco’s office locations, Camco determined it would be beneficial to provide certain Named Executive Officers either a company car or a car allowance. Camco provides a company car for Messrs. Baylor, Allison and Rugg. Camco provides a car allowance to Mr. Caldwell. Camco pays for country club dues for all Named Executive Officers and a social club membership for Mr. Baylor and Mr. Allison.
     Flexible payment universal life insurance policies, which are carried on the books of Camco as tax-free earning assets and provide Camco with cost recovery of the benefit provided, have been purchased on the lives of certain employees, including the Named Executive Officers, other than Mr. Nadeau. Upon the death of one of these Named Executive Officers, a beneficiary named by the executive will receive two times the executive’s base salary for the 12 months preceding the month in which the executive dies, up to a maximum of $300,000. The current death benefit for these Named Executive Officers is as follows: Messrs. Baylor, Severson and Rugg — $300,000; Mr. Caldwell - $288,200; and Mr. Allison — $270,000.
Adjustment or Recovery of Awards
     Camco has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances. If Camco is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse Camco for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of Camco during those 12 months.
Tax and Accounting Considerations
     Camco takes into account tax and accounting implications in the design of its compensation programs. Under current accounting rules, Camco must expense the grant-date fair value of share-based awards. The grant-date fair value of share-based award is amortized and expensed over the service period or vesting period of the grant.
     Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Camco paid in 2007 to the Named Executive Officers is expected to be deductible under Section 162(m). The Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of Camco.
Compensation Committee Interlocks and Insider Participation
     During 2007, the Compensation Committee Members were Messrs. Feick, Mock and Miller and Ms. Insley. None of these members was a current or former executive officer or employee of Camco or one of its subsidiaries or had a reportable business relationship with Camco or one of its subsidiaries.
COMPENSATION COMMITTEE REPORT
     In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis with executive management. On March 13, 2008, the Compensation Committee recommended to the Board of Directors that the 2007 CD&A be included in this Proxy Statement.
     Respectfully submitted by the 2007 members of the Compensation Committee of the Board of Directors:
Terry Feick (Chair)
Susan Insley
Carson Miller
Douglas Mock

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
     The following table sets forth the compensation for the last three fiscal years paid to the CEO, the CFO and Camco’s three most highly compensated executive officers who received total compensation in excess of $100,000 during 2007 for services rendered to Camco and its subsidiaries (the “Named Executive Officers”):

					Change in
					Pension
					Value
					and
				Non-Equity	Nonqualified
				Incentive	Deferred	All
			Option	Plan	Compensation	Other
Name & Principal		Salary	Awards(1)	Compensation(2)	Earnings(3)	Compensation(7)	Total
Position	Year	($)	($)	($)	($)	($)	($)
Richard C. Baylor	2007	262,500	17,820	—	170,741	15,187	466,248
President, CEO and Chairman	2006	262,500	48,197	13,592	128,133	14,750	476,172
	2005	250,000	57,883	59,733	116,538	12,922	497,076
Eric S. Nadeau(4)	2007	119,952	1,428	—	—	3,216	124,596
SVP, CFO, Treasurer	2006	—	—	—	—	—	—
	2005	—	—	—	—	—	—
D. Edward Rugg	2007	176,200	13,730	—	48,906	9,545	248,381
Secretary, EVP, Chief Credit	2006	176,200	13,212	6,386	39,497	10,128	245,423
Officer	2005	168,200	9,621	24,113	34,602	7,118	243,654
David S. Caldwell	2007	144,100	7,598	—	29,688	15,866	197,252
SVP Retail Banking	2006	144,100	7,310	4,477	21,907	16,051	193,845
	2005	138,600	5,337	19,869	18,765	13,794	196,365
Kemper C. Allison(5)	2007	165,859	3,124	—	—	10,290	179,273
SVP, Chief Lending Officer	2006	—	—	—	—	—	—
	2005	—	—	—	—	—	—
Mark A. Severson(6)	2007	86,096	17,029	—	—	7,151	110,276
SVP, CFO, Treasurer	2006	162,800	9,921	5,058	68,393	9,671	255,843
	2005	156,300	7,690	22,407	62,482	9,137	258,016

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the stock option plans and, thus, include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are discussed in “Note A-11. Stock Option Plans” to Camco’s audited financial statements for the fiscal year ended December 31, 2007, which are included in Camco’s Annual Report on Form 10-K for the same period.

(2)	The Compensation Committee and Board of Directors decided not to award the 2007 performance-based cash incentive earned by the Named Executive Officers for the reasons discussed in the CD&A above. The values represent the annual incentives earned in the respective fiscal year although it is paid in early part of the following year under the terms of the annual cash incentive plan.

(3)	Camco has Salary Continuation Agreements with Messrs. Baylor, Severson, Rugg and Caldwell. The amounts listed reflect the 2007 change in the actuarial present value of the accumulated benefits under these agreements. During 2007, there were no above market earnings on deferred compensation agreements where the interest crediting rate exceeded 120% of the Applicable Federal Rate for Section 1274(d) of the Internal Revenue Code; therefore no deferred compensation earnings are included in the table above. Additional information on earnings on deferred compensation agreements is on page 18.

(4)	Mr. Nadeau was appointed to SVP, Treasurer and Chief Financial Officer on July 7, 2007. Mr. Nadeau’s base salary is $135,000.

(5)	Kemper C. Allison was appointed to SVP, Chief Lending Officer in June of 2007. Mr. Allison’s base salary is $135,000 and he may earn commissions on loan production and other lending activities.

(6)	Mark A. Severson served as SVP, Treasurer and Chief Financial Officer until July 6, 2007. The change in pension value was adjusted due to Mr. Severson’s departure to reflect the reversal of $154,917, which was the unvested amount of his accrued liability. This change is not reflected in the table above.

(7)	The amounts listed include the following benefits and perquisites:

All Other Compensation - Fiscal Year 2007
	401(k)				Split Dollar
	Matching	Car			Life
	Contribution	Allowance	Club Dues	Commissions	Insurance	Total
Richard C. Baylor	$9,671	$2,083	$3,112	$—	$321	$15,187
Eric S. Nadeau	2,399	—	817	—	—	3,216
D. Edward Rugg	6,290	190	2,747	—	318	9,545
David S. Caldwell	5,137	$7,800	2,747	—	182	15,866
Kemper C. Allison	4,499	801	4,990	—	—	10,290
Mark A. Severson	3,444	—	2,747	—	960	7,151
     Camco has an employment agreement with Mr. Baylor and Change of Control Agreements with each of Messrs. Nadeau, Allison, Rugg, and Caldwell. The material terms of these agreements are described in detail under the heading “Employment and Change of Control Agreements” on page 18.
Grants of Plan-Based Awards
     The following table summarizes each grant of an incentive plan award made to Camco’s Named Executive Officers during 2007.

		Estimated	Estimated
		Possible	Possible
		Payouts	Payouts	All Other
		Under Non-	Under	Option	Exercise
		Equity	Equity	Awards:	or Base	Grant Date
		Incentive	Incentive	Number of	Price of	Fair Value
		Plan Awards	Plan Awards	Securities	Option	Of Stock
		Maximum(1)	Maximum(1)	Underlying	Awards	and Option
Name	Grant Date	($)	(#)	Options (#)	($/Share)	Awards
Richard C. Baylor(2)	January 23, 2007	131,250	42,510	—	$12.31	$222
	January 23, 2007	—	—	—	12.35	5,238
Eric S. Nadeau(3)(4)	January 23, 2007	27,150	10,121	—	12.35	491
	June 7, 2007	—	—	5,000	12.31	6,650
D. Edward Rugg	January 23, 2007	61,670	21,401	—	12.35	2,637
David S. Caldwell	January 23, 2007	43,230	11,668	—	12.35	1,436
Kemper C. Allison(3)	January 23, 2007	24,917	9,312	—	12.35	574
Mark A. Severson	January 23, 2007	48,840	13,182	—	12.35	1,624

(1)	Under the annual cash and equity incentive plans the threshold awards are $0.

(2)	Camco granted 185 stock options, at an exercise price of $12.31, to Mr. Baylor for his service as a director under the 1995 Camco Financial Stock Option Plan, which defines “fair market value” as the average of the highest and lowest selling price on the date of grant. The remaining 4,402 stock options were granted to Mr. Baylor at an exercise price of $12.35 for his service as an employee under the Camco 2002 Equity Incentive Plan, which defines “fair market value” as the average of the closing bid and ask prices on the date of grant. Of the total options granted to Mr. Baylor, 2,304 were incentive options granted to reach the $100,000 maximum fair value for incentive stock options. The remaining 2,283 of Mr. Baylor’s options granted were non-qualified options. Stock options awarded to the other Named Executive Officers were granted pursuant to the Camco 2002 Equity Incentive Plan. All of these awards were incentive stock options.

(3)	Shares issued on June 7, 2007, were discretionary due to appointment as Chief Financial Officer.

(4)	The January 23, 2007 grants were pro-rated from hire date for previous position held.

Outstanding Equity Awards At Fiscal Year-End
     The following table details unexercised stock option awards for the Named Executive Officers at December 31, 2007.

		Number Of Securities
	Number Of Securities	Underlying Unexercised	Option	Option
	Underlying Unexercised	Options (#)	Exercise	Expiration	100% Vesting
Name	Options (#) Exercisable	Unexercisable	Price($)	Date	Date (1)
Richard C. Baylor	16,810		$16.13	01/21/13	01/22/07
	4,033	1,009	$17.17	01/27/14	01/27/08
	15,752		$16.51	01/27/15	01/27/05	*
	15,584		$14.10	02/01/16	02/01/06	*
	2,031		$14.16	02/01/16	02/01/06	*
	185		$12.31	01/23/17	01/23/07	*
	4,402		$12.35	01/23/17	01/23/07	*
Eric S. Nadeau	82	331	$12.35	01/23/17	01/23/11
	1,000	4,000	$12.31	06/07/17	06/07/11
David S. Caldwell	2,500		$9.75	09/28/10	09/28/00
	2,500		$11.36	11/20/11	11/20/01
	4,851		$16.13	01/22/13	01/22/07
	1,140	286	$17.17	01/27/14	01/27/08
	1,860	1,240	$16.51	01/27/15	01/27/09
	1,878	2,819	$14.10	02/01/16	02/01/10
	241	967	$12.35	01/23/17	01/23/11
D. Edward Rugg	2,834		$14.65	11/23/08	11/24/98	*
	8,741		$16.13	01/22/13	01/22/07
	2,088	522	$17.17	01/27/14	01/27/08
	3,324	2,216	$16.51	01/27/15	01/27/09
	3,420	5,130	$14.10	02/01/16	02/01/10
	443	1,773	$12.35	01/23/17	01/23/11
Kemper C. Allison	1,000		$12.98	07/26/11	07/26/01	*
	1,700		$14.55	05/24/12	05/24/02	*
	1,494		$16.13	01/22/13	01/22/07
	400	100	$17.17	01/27/14	01/27/08
	1,500	1,000	$16.51	01/27/15	01/27/09
	750	1,125	$14.10	02/01/16	02/01/10
	96	386	$12.35	01/23/17	01/23/11
Mark A. Severson	3,000		$11.36	01/07/08	11/20/01	*
	2,000		$16.13	01/07/08	01/22/06	**
	5,416		$16.13	01/07/08	01/22/07
	970		$17.17	01/07/08	07/07/07
	1,373		$16.51	01/07/08	07/07/07
	1,059		$14.10	01/07/08	07/07/07

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table on Page 16:

*	Options were immediately exercisable on grant date

**	These options were subject to three year service vesting beginning one year after the date of grant as part of his employment agreement.

(1)	Unless otherwise noted, all grants are subject to four year service vesting (20% immediately, and 20% each of the following four years). Unlike the other Named Executive Officers, grants made to Mr. Baylor in 2005, 2006 and 2007 vested 100% immediately; the decision to immediately vest Mr. Baylor’s grants was based on an Internal Service Revenue Code 280G assessment and analysis.
Pension Benefits
     The following table details post-retirement pension benefit plans for certain of the Named Executive Officers who have salary continuation agreements with Camco.

		Present Value Of
		Accumulated
		Benefit
Name	Plan Name	($)
Richard C. Baylor	2002 Salary Continuation Agreement	$712,202
Mark A. Severson	2002 Salary Continuation Agreement	135,387
D. Edward Rugg	2002 Salary Continuation Agreement	178,186
	1996 Salary Continuation Agreement	50,622
David S. Caldwell	2002 Salary Continuation Agreement	116,870
     Under the 2002 Salary Continuation Agreements, upon termination of employment after the Named Executive Officer reaches age 65, such Named Executive Officer will receive the following annual amounts, divided into 12 monthly payments, for 15 years: Mr. Baylor — $410,100; Mr. Rugg — $98,300; and Mr. Caldwell — $140,900. The normal retirement age is defined as age 65. Mr. Severson resigned on July 6, 2007, and will begin receiving annual payments of $13,317 in monthly installments in February 2008. The agreements also incorporate a ten-year vesting schedule and include provisions for early termination, termination for cause, disability, death, and change of control. Refer to the post-termination narrative below for more detail. The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2007. The accrual balance under the 2002 Salary Continuation Agreements is determined using a discount rate of 6.00%.
     Under the 1996 Salary Continuation Agreements, upon termination of employment after Mr. Rugg reaches age 65, he will receive $20,500 annually, in 12 monthly payments, for 15 years. The program also includes provisions for early retirement, termination for cause, disability, death, and change of control. If Mr. Rugg retires after age 55, or after having completed 15 years of full-time service before age 65, the 1996 Salary Continuation Plan provides for a reduced benefit with payment starting at age 65. The early retirement benefit would be $13,711 annually, divided into 12 monthly payments, for 15 years. Mr. Rugg is currently eligible for this benefit. The present value of the accumulated benefit is the accrual balance as of December 31, 2007. The accrual balance under the 1996 Salary Continuation Agreement is determined using a discount rate of 7.50%.

Non-qualified Deferred Compensation
     The following table summarizes contributions to and earnings on non-qualified deferred compensation plans:

	Executive Contributions	Aggregate Earnings in	Aggregate Balance at
Name	in Fiscal 2007	Fiscal 2007	December 31, 2007
Richard C. Baylor	$10,000	$7,821	$173,406
Mark A. Severson	—	2,830	60,853
D. Edward Rugg	30,000	9,913	217,293
Kemper C. Allison	5,000	897	20,966
David S. Caldwell	17,915	6,248	143,656
     Each of the Named Executive Officers, except for Mr. Nadeau, has entered into an Executive Deferred Compensation Agreement under which he may elect to defer annually a stated maximum amount of his salary and cash incentives until a specified date or until he is no longer employed by Camco. The maximum annual amount of deferral permitted is as follows: Messrs. Baylor and Rugg - $30,000; Messrs. Caldwell and Allison — $25,000. The interest accrued in 2007 on each Named Executive Officer’s individual plan account balance is provided in the table above. Interest is credited on the deferral amounts at an annual rate equal to 75% of Camco’s ROAE rate for the preceding year, not to exceed an ROAE of 20%. The actual interest rate credited for 2007 was 4.85% as Camco’s 2006 ROAE was 6.46%. Camco does not make any contributions to the executives’ deferred accounts and no withdrawals or distributions have been made from these accounts.
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS
     Camco has an employment agreement with Mr. Baylor for a term ending January 31, 2011. The agreement provides for a base salary of not less than $262,500 and a performance review not less often than annually, at which time the Board of Directors may extend the term of the agreement. The agreement also provides for the inclusion of Mr. Baylor in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and provides for vacation and sick leave.
     Mr. Baylor’s employment is terminable by Camco at any time. In the event of termination by Camco other than for just cause or in connection with a “change of control,” as defined in the agreement, Mr. Baylor will be entitled to (i) a continuation of salary payments for the remainder of the term of his agreement and (ii) a continuation of health, life and disability insurance benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur — the end of the term of the agreement or the date Mr. Baylor becomes employed full-time by another employer. In lieu of monthly payments, Mr. Baylor may choose to receive a lump sum payment equal to the present value of the payments using a discount rate of 5.00% per annum.
     The agreement also contains provisions with respect to the occurrence within one year after a “change of control” of the termination of Mr. Baylor’s employment for any reason other than just cause. In the event of any such occurrence, Mr. Baylor will be entitled to payment of an amount equal to three times his average annual compensation for the five taxable years immediately preceding the termination of employment. In addition, Mr. Baylor is entitled to continued coverage under all health, life and disability benefit plans for 36 months. Mr. Baylor is entitled to all directors’ fees he would have earned if he had remained a director for a period of 36 months.
     Camco has change of control agreements with Messrs. Rugg, Nadeau, Caldwell and Allison. Each agreement is for a term of one year with an expiration date of January 31, 2009, and provides for annual performance reviews by the Board of Directors, at which time the Board of Directors may extend the agreement for an additional one-year period. The agreements provide for an annual salary effective January 1, 2008, as follows: Mr. Rugg-$176,200, Mr. Nadeau — $135,000, Mr. Caldwell — $144,100, and Mr. Allison — $135,000. These agreements are described in greater detail below.

     The Salary Continuation Agreements for Messrs. Baylor, Rugg, and Caldwell discussed above under “Pension Benefits” have non-compete provisions. These non-compete provisions would not apply following a change of control. In the event of Termination of Employment (meaning that the executive ceases to be employed by Camco for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by Camco), Camco shall not pay any benefits under the Salary Continuation Agreements if the executive engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, or trustee, any enterprise conducted within a 50 mile radius of the location of any facility of which Camco conducts its business, which enterprise is, or may be deemed to be, competitive with any business carried on by Camco as of the date of termination of the executive’s employment or retirement.
     The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of Camco in the event of termination of such executive’s employment. The amounts shown are estimates and assume a termination date of December 31, 2007. Amounts do not include compensation and benefits available generally to all of Camco’s salaried employees on a non-discriminatory basis. “COC” refers to a change of control event, as defined by the agreements.

			Camco or
			Successor
		Camco	Terminates
		Terminates	Employment
		Employment	for Any
		for Any Reason	Reason Other
		Other Than	Than Just	Voluntary
Compensation and/or Benefits		Just Cause-	Cause-After	Termination-
Payable Upon Termination	Early Termination	Without COC	COC	After COC	Disability		Death

Richard C. Baylor

3 Times Average Annual Compensation	$—	$—	$705,469	$—	$—		$—
Heath, Life, & Disability Benefits (36 months)	—	41,841	41,841	—	—		—
2002 Salary Continuation Plan Benefit(1)	476,088	— (2)	—	317,399	317,399		3,736,110
3 Times Salary	—	731,090 (3)	—	—	—		—
Split Dollar Life Insurance Death Benefit	—	—	—	—	—	(4)	300,000
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—	—		—

TOTAL	$476,088	$772,931	$747,310	$317,399	$317,399		$4,036,110

(1)	The Salary Continuation Plan value under Early Termination is the present value of the benefit payment. For all other termination scenarios, incremental values are shown (i.e., the difference between the present value of the benefit less the vested amount under Early Termination).

(2)	Assumes the same benefit is paid under Early Termination, subject to limitations under Section 280G of the Internal Revenue Code.

(3)	Assumes the lump sum payment option is chosen. Amount is calculated using a discount rate of 5%, as specified in Mr. Baylor’s employment agreement.

(4)	Upon disability, after completing 15 years of service, the employee has the option to continue the split dollar life insurance policy.

(5)	All options outstanding at December 31, 2007, were underwater and had no intrinsic value. Upon a COC, all options immediately vest and may have intrinsic value after a COC, subject to limitations under Section 280G of the Internal Revenue Code.

		Camco
		Terminates
		Employment
		for Any Reason
		Other Than
		Just Cause-
		Prior to or
		After COC,
	Early	Voluntary
	Termination/	Termination for	Voluntary
Compensation and/or Benefits	Early	Good Reason-	Termination-
Payable Upon Termination	Retirement	After a COC	After COC	Disability		Death

D. Edward Rugg

2 Times Annual Compensation & Health Insurance (24 months)	$—	$373,274	$—	$—		$—
2002 Salary Continuation Plan Benefit(1)	198,685	—	—	—		810,969
1996 Salary Continuation Plan Benefit	74,034 (2)	—	—	—		136,524
Split Dollar Life Insurance Death Benefit	—	—	—	—	(3)	300,000
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—		—

TOTAL	$272,719	$373,274	$—	—		$1,247,493

Eric S. Nadeau

2 Times Annual Compensation & Health Insurance (24 months)	$—	$297,780	$—	$—		$—
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—		—

TOTAL	$—	$297,780	$—	$—		$—

David S. Caldwell

2 Times Annual Compensation & Health Insurance (24 months)	$—	$303,971	$—	$—		$—
2002 Salary Continuation Benefit(1)	63,887	63,887	63,887	63,887		1,383,329
Split Dollar Life Insurance Death Benefit	—	—	—	—	(4)	288,200
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—		—

TOTAL	$63,887	$367,858	$63,887	$63,887		$1,671,529

Kemper C. Allison

2 Times Annual Compensation & Health Insurance (24 months)	$—	$270,000	$—	$—		$—
Split Dollar Life Insurance Death Benefit	—	—	—	—	(4)	270,000
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—		—

TOTAL	$—	$270,000	$—	$—		$270,000

Mark A. Severson

Split Dollar Life Insurance Death Benefit	$—	$—	$—	$—		$300,000	(6)
2002 Salary Continuation Benefit(1)	— (6)	—	—	—		—	(6)
Intrinsic Value of Unvested Stock Options(5)	—	—	—	—		—

TOTAL	$—	$—	$—	$—		$300,000

(1)	The Salary Continuation Plan value under Early Termination is the present value of the benefit payment. For all other termination scenarios, incremental values are shown (i.e., the difference between the present value of the benefit less the vested amount under Early Termination).

(2)	Early retirement benefit.

(3)	Benefit payable upon a change of control while the executive is in the active service of the Bank.

(4)	Upon disability, after completing 15 years of service, the employee shall have the option to continue the split dollar life insurance policy.

(5)	All options outstanding at December 31, 2007, were underwater and had no intrinsic value. Upon a COC, all options immediately vest and may have intrinsic value after a COC, subject to limitations under Section 280G of the Internal Revenue Code.

(6)	Mr. Severson resigned from Camco on July 6, 2007. Mr. Severson’s Split Dollar Life Insurance Death Benefit and the vested portion of his 2002 Salary Continuation Benefit continue after the termination of his employment

Early Termination / Early Retirement
     Under the 2002 Salary Continuation Agreements, Messrs. Baylor, Rugg, and Caldwell are eligible for an early termination benefit. Early termination is defined as the termination of employment (voluntary or involuntary) before normal retirement age (65) for reasons other than death, disability, termination for cause, or following a change of control. These Named Executive Officers will receive payments based on their vested accrual balance starting the month following termination for 15 years. Annual projected benefits under this plan include the following: Mr. Baylor-$46,352, Mr. Rugg-$19,344, and Mr. Caldwell-$6,219. Mr. Rugg has an early retirement benefit under the 1996 Salary Continuation Agreement. Early retirement is defined as attaining age 55 or completing 15 years of service. Mr. Rugg will receive payments based on his vested accrual balance starting the month following age 65 for 15 years if they terminate employment after the early retirement date but before age 65 for reasons other than death or disability. Annual projected benefits under this plan $13,635. Mr. Severson resigned on July 6, 2007 and will begin receiving annual payments of $13,317 in monthly installments starting in February 2008 for 15 years under his 2002 Salary Continuation Agreement.
Camco Terminates Employment for Any Reason Other Than Just Cause — Without Change of Control (Baylor)
     As specified in Mr. Baylor’s employment agreement, in the event of termination by Camco other than for just cause and without a change of control, Mr. Baylor will be entitled to (i) a continuation of salary payments for the remainder of the term of his agreement and (ii) a continuation of health, life and disability insurance benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur — the end of the term of the agreement or the date Mr. Baylor becomes employed full-time by another employer (we assume payments would occur until the end of the term of the agreement or 36 months). For illustration purposes, in the table we assume an early termination benefit is paid under the 2002 Salary Continuation Agreement.
Camco Terminates Employment for Any Reason Other Than Just Cause — After Change of Control (Baylor)
     As specified in Mr. Baylor’s employment agreement, in the event of the termination of Mr. Baylor’s employment for any reason other than just cause within one year after a change of control, Mr. Baylor will be entitled to a payment equal to three times his average annual compensation as defined in Section 280G of the Internal Revenue Code. In addition, Mr. Baylor is entitled to continued coverage under all health, life and disability benefit plans until the earlier of the end of the term of the agreement or the date on which Mr. Baylor is included in another employer’s benefit plans as a full-time employee (we assume payments would occur until the end of the term of the agreement or 36 months). Mr. Baylor is entitled to all directors’ fees he would have earned if he had remained a director for a period of 36 months (Camco no longer provides director fees for Mr. Baylor). As specified in the 2002 Salary Continuation Agreement, benefits are only payable to the extent they would not create excise tax under the excess parachute rules of Section 280G of the Internal Revenue Code (Section 280G). Under this provision, Mr. Baylor would only receive vested benefits under the plan and not accelerated payments relating to a change of control. Stock options granted under the Camco Financial Corporation 1995 Stock Option and Incentive Plan and the 2002 Equity Incentive Plan accelerate and become immediately exercisable in the event of a change of control. Mr. Baylor’s unvested stock options currently do not have any intrinsic value (because the grant price is greater than the December 31, 2007 stock price).
Camco Terminates Employment for Any Reason Other Than Just Cause — Prior to or After Change of Control, Voluntary Termination for Good Reason — After Change of Control (Nadeau, Rugg, Caldwell, Allison)
     As specified in the change of control agreements for Messrs. Nadeau, Rugg, Caldwell, and Allison, if the officer is terminated by Camco for any reason other than just cause, within six months prior to a change of control, or within one year after a change of control, Camco will pay (1) the officer an amount equal to two times his annual compensation and (2) the premiums required to maintain coverage under the health insurance plan in which the officer is a participant immediately prior to the change of control until the earlier of (i) the second anniversary of his termination or (ii) the date the officer is included in another employer’s benefit plans. Camco defines annual compensation as base salary. The officer will also be entitled to payments if he voluntarily terminates his employment within twelve months following a change of control under the general definition of good reason, which is defined in the agreements as (1) the capacity or circumstances in which the officer is employed are changed (including, without limitation, a reduction in responsibilities or authority, or a reduction in salary; (2) the officer is required to move his personal residence, or perform his principal executive functions, more than thirty-five miles from his primary office as of the date of the agreement; or (3) Camco otherwise breaches the agreement. Payments shown in the table above are reduced to the maximum amount which may be paid under Section 280G without triggering excise tax (as applicable). As specified in the 2002 Salary Continuation Agreement, for Messrs. Rugg and Caldwell, benefits are only payable to the extent they would not create excise tax under Section 280G. Under this provision, Mr. Rugg would receive the full change of control benefit, as he is fully vested in this benefit. Mr. Caldwell would receive the full change of control benefit, as this benefit would not trigger excise tax under Section 280G. Under the 1996 Salary Continuation Agreements for Mr. Rugg, benefits are only payable to the extent that they would not create excise tax under Section 280G. He would receive the full change of control benefit, as he is fully vested in this benefit. Stock options granted under the Camco Financial Corporation 2002 Equity Incentive Plan accelerate and become immediately exercisable in the event of a change of control. The Named Executive Officers unvested stock options currently do not have any intrinsic value (because the grant price is greater than the December 31, 2007, stock price).
Voluntary Termination — After Change of Control
     As specified in the 2002 Salary Continuation Agreements, Messrs. Baylor, Rugg, and Caldwell will receive payments based on 100% of their vested accrual balance starting the month following termination for 15 years. Annual projected benefits under this plan include the following: Mr. Baylor-$77,254, Mr. Rugg-$19,344, and Mr. Caldwell-$12,439. Under the 1996 Salary Continuation Agreement, Mr. Rugg is eligible for a benefit upon a change of control while he is in the active service of the Bank. He will receive a lump sum payment based on 100% of his vested accrual balance after the change of control. The lump sum payment under this plan is $51,235. Under both the 1996 and 2002 Salary Continuation Agreements, the benefit is only payable up to the amount that would not trigger excise tax under Section 280G.
Disability
     Under the 2002 Salary Continuation Agreements, Messrs. Baylor, Rugg, and Caldwell will receive payments based on 100% of their vested accrual balance starting the month following termination for 15 years. Annual projected benefits under this plan include the following: Mr. Baylor-$77,254, Mr. Rugg-$19,344, and Mr. Caldwell-$12,439. Under the 1996 Salary Continuation Agreement, Mr. Rugg will receive payments based on 100% of his vested accrual balance starting the month following termination for 15 years. Annual projected benefits under this plan are $5,644. Stock options granted under the Camco Financial Corporation 2002 Equity Incentive Plan accelerate and become immediately exercisable. In the event of termination for reason of disability, after completing 15 years of service, each Named Executive Officer has the option to continue the split dollar life insurance policy.
Death
     Under the 2002 Salary Continuation Agreements, the beneficiaries of Messrs. Baylor, Rugg, Severson, and Caldwell will receive payments starting the month following death for 15 years. Annual projected benefits under this plan include the following: Mr. Baylor-$410,000, Mr. Rugg-$98,300, Mr. Severson-$13,317, and Mr. Caldwell-$140,900. Under the 1996 Salary Continuation Agreements, the beneficiaries for Mr. Rugg will receive payments starting the month following death for 15 years. Annual projected benefits under this plan are $20,500. Stock options granted under the Camco Financial Corporation 2002 Equity Incentive Plan accelerate and become immediately exercisable. The beneficiaries of Messrs. Baylor, Rugg, Caldwell, Severson and Allison will receive the death benefits from the split dollar life insurance policies.
Termination For Cause
     If Camco terminates any of the Named Executive Officers for cause, Camco shall have no obligations to the executive after the date of termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table details beneficial owners of more than 5.00% of Camco’s common stock on the Voting Record date, March 11, 2008:

Title of	Name and Address	Amount and Nature	Percent of
Class	of Beneficial Owner	of Beneficial Ownership	Class
Common Stock,	Tontine Financial Partners, L.P.	610,172	8.53%
$1.00 par value	55 Railroad Avenue
Greenwich, CT 06830
     The following table sets forth certain information regarding the number of shares of common stock of Camco beneficially owned by each incumbent director and nominee of Camco and by all directors and executive officers of Camco as a group as of the Voting Record Date:

	Sole voting	Shared voting	Percentage of
	and	and/or	shares
Name and address(1)	investment power(2)	investment power	outstanding
D. Edward Rugg	139,744	15,036	2.16%
Richard C. Baylor	92,314	25,650	1.63%
Paul D. Leake(3)	64,444	20,565	1.19%
David S. Caldwell	29,619	10,899	*
Edward D. Goodyear	16,322	14,503	*
Jeffrey T. Tucker(4)	31,192	3,836	*
Terry A. Feick	5,927	12,079	*
Mark A. Severson	16,183	—	*
Susan J. Insley	9,919	3,836	*
Kemper C. Allison	12,924	—	*
Carson K. Miller	7,626	3,836	*
Douglas F. Mock	5,927	5,002	*
J. Timothy Young	1,127	2,092	*
Eric S. Nadeau	1,634	—	*
Andrew S. Dix	—	718	*
All directors and executive officers as a group (16 persons)	472,557	121,991	7.97%

*	Less than 1% of the outstanding shares.

(1)	Each of the persons listed in this table may be contacted at the address of Camco, 6901 Glenn Highway, Cambridge, Ohio 43725

(2)	Includes the following number of shares that may be acquired upon the exercise of options: Mr. Allison — 8,443; Mr. Baylor — 61,778; Mr. Feick — 5,927; Mr. Goodyear -185; Ms. Insley — 5,927; Mr. Leake —5,927; Mr. Miller — 5,927; Mr. Mock — 927; Mr. Nadeau — 1,634; Mr. Tucker — 6,977; Mr. Young — 927; Mr. Rugg —25,626; Mr. Severson — 3,683; and Mr. Caldwell — 17,599.

(3)	Mr. Leake has pledged 38,548 shares of Camco stock as security for a loan from a lender not affiliated with Camco.

(4)	Includes 8,406 shares in a revocable trust that Mr. Tucker has investment authority over. Mr. Tucker disclaims pecuniary beneficial interest in these shares.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Camco’s executive officers and directors, and persons who own more than ten percent of Camco’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide Camco with a copy of such form. Based on Camco’s review of the copies of such forms it has received, Camco believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2007, except that each of Messrs. R. Dix, Feick, Goodyear, Leake, Miller, Mock, Rugg, Speck, Tucker, Young, and Ms. Insley filed one late Form 4 reporting the purchase of stock in the Director Deferred Compensation Plan. Mr. Mock also filed one late Form 4 reporting twelve individual private purchases of Camco stock.

RELATED PERSON TRANSACTIONS
     Some of the directors and executive officers of Camco have banking relationships with Advantage Bank. All loans made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Camco; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
     The Board of Directors review all related party transactions. All loans to directors and executive officers are approved by a majority of the independent directors even though such loans are not made on favorable terms. Camco does not make any commercial loans to directors or other executive officers. The Code of Ethics provides that if any director or executive officer has an interest in a transaction involving Camco, it must be reported to the Audit Committee. The Audit Committee will determine if a conflict exists and the disinterested directors will approve or disapprove the transaction.
     Advantage Bank engaged Best Property Management to perform property management and renovation services, including building code compliance, for several 1-4 family and multifamily residential properties in Central Ohio, which were foreclosed upon by Advantage Bank, or for which Advantage Bank had deed in lieu of foreclosure. Best Property Management is owned by Charles M. Allison, the brother of Kemper A. Allison who is the Senior Vice President and Chief Lending Officer for Advantage Bank. The total amount paid to Best Property Management during 2007 was approximately $196,000, which Camco believes reflects competitive market rates for the services provided. Additionally, Charles M. Allison purchased a distressed property from Advantage Bank in 2007 for $315,000. Advantage Bank financed the purchase and extended additional rehabilitation funds of $40,000 on the property. The Audit and Risk Management Committee ratified these transactions and the relationship between Advantage Bank and Charles Allison’s interests.
AUDIT AND RISK MANAGEMENT COMMITTEE REPORT
     The Audit and Risk Management Committee of the Board of Directors of Camco is comprised of four directors, all of whom are considered “independent” under Rule 4200(a)(15) of Nasdaq’s listing standards. The committee is responsible for overseeing Camco’s accounting functions and controls, as well as selecting an accounting firm to audit Camco’s financial statements. The committee has adopted a charter. The committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace Camco’s independent registered public accounting firm. Additionally, the charter requires the committee to review and approve in advance any audit and non-audit services to be provided by the Company’s independent registered public accounting firm, other than “prohibited non-auditing services.” The committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the committee, Mr. Tucker. Any actions taken by the chairman are subsequently presented to the committee for ratification. The committee approved all services provided by Plante & Moran, PLLC (“Plante Moran”) in 2007.
     The Audit and Risk Management Committee has developed procedures for the receipt, retention and treatment of complaints received by Camco from shareholders regarding accounting, internal accounting controls or auditing matters and a process for receiving and investigating confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees of Camco. These procedures are available on Camco’s website: www.camcofinancial.com.
     The Audit and Risk Management Committee received and reviewed the report of Plante Moran regarding the results of their audit as well as the written disclosures required by Independence Standards Board Standard No. 1. The Audit and Risk Management Committee determined that the provision by Plante Moran of the services included in the table below under “All Other Fees” is compatible with maintaining Plante Moran’s independence. The committee reviewed the audited financial statements with the management of Camco. A representative of Plante Moran also discussed with the committee the independence of Plante Moran from Camco, as well as the matters required to be discussed by Statement of Auditing Standards No. 114, as may be amended from time to time. Discussions between the committee and the representative of Plante Moran included the following:

•	Plante Moran’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Plante Moran’s retention

•	Whether Plante Moran encountered any difficulties in performing the audit

•	Plante Moran’s judgments about the quality of Camco’s accounting principles

•	Plante Moran’s responsibilities for information prepared by management that is included in documents containing audited financial statements
     Based on its review of the financial statements and its discussions with management and the representative of Plante Moran, the Audit and Risk Management Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit and Risk Management Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007.
Jeffrey T. Tucker, Chairman
Andrew S. Dix
Edward D. Goodyear
J. Timothy Young
SELECTION OF AUDITORS
     The Audit and Risk Management Committee has selected Plante Moran as the independent registered public accounting firm for Camco for the 2008 fiscal year. The Audit and Risk Management Committee expects that a representative from Plante Moran will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions from stockholders.
AUDIT FEES
     The aggregate fees billed by Plante Moran to Camco for the years ended December 31, 2007 and 2006, are as follows:

	2007	2006
Audit Fees	$219,125	$225,595
Audit Related Fees	0	0
Tax Fees (1)	30,000	23,750
All Other Fees (2)	8,000	8,500

Total Fees	$257,125	$257,845

(1)	Includes fees for tax compliance, tax planning, and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

(2)	These fees were incurred for the audit of Camco’s employee benefit plans.

PROPOSALS OF STOCKHOLDERS AND COMMUNICATION WITH THE BOARD
     Any proposals of stockholders intended to be included in Camco’s proxy statement for the 2009 Annual Meeting of Stockholders (other than nominations for directors, as explained herein at “ELECTION OF DIRECTORS”) should be sent to Camco by certified mail and must be received by Camco not later than November 13, 2008. In addition, if a stockholder intends to present a proposal at the 2009 Annual Meeting without including the proposal in the proxy materials related to the meeting, and if the proposal is not received by February 4, 2009, then the proxies designated by the Board of Directors of Camco for the 2009 Annual Meeting of Stockholders of Camco may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.
     Camco’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications directly to the attention of the Corporate Governance and Nominating Committee of Camco Financial Corporation at 6901 Glenn Highway, Cambridge, Ohio, 43725.
     Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.
     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE.

By Order of the Board of Directors

March 18, 2008	Sharon K. Chorey, Asst. Corporate Secretary

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
REVOCABLE PROXY
CAMCO FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAMCO FINANCIAL CORPORATION
CAMCO FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Camco Financial Corporation (“Camco”) hereby constitutes and appoints Susan J. Insley and Terry A. Feick, or either one of them, as the proxies of the undersigned with full power of substitution and resubstitution, to vote at the 2008 Annual Meeting of Stockholders of Camco to be held at Camco’s Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 22, 2008, at 3:00 p.m. Eastern Time (the “Annual Meeting”), all of the shares of Camco common stock which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

Please be sure to sign and date	Date
this Proxy in the box below.

      Stockholder sign above                    Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	The election of three directors:	☐	☐	☐

Andrew S. Dix Carson K. Miller Jeffrey T. Tucker

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”THE
NOMINEES LISTED ABOVE.
IMPORTANT: Please sign and date this Proxy below.
     UNLESS THIS PROXY IS REVOKED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR SET FORTH ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PERSONS NAMED ABOVE TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS A DIRECTOR IF A NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE ANNUAL MEETING.
     At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

é Detach above card, sign, date and mail in postage paid envelope provided. é
CAMCO FINANCIAL CORPORATION
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2008 Annual Meeting of Stockholders of Camco and of the accompanying Proxy Statement is hereby acknowledged.
     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.
PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

REVOCABLE PROXY
Camco Financial Corporation
ANNUAL MEETING OF STOCKHOLDERS
April 22, 2008 3:00 p.m.
Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The shareholder of record hereby appoints Susan J. Insley and Terry A. Feick,, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Camco Financial Corporation (the “Company”), to be held at Camco’s Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 22, 2008, at 3:00 p.m, eastern time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
     This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, proxies solicited by the Board of Directors will be voted FOR all Proposals.
1.	The election of three directors:
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê          FOLD AND DETACH HERE          ê

CAMCO FINANCIAL CORPORATION — ANNUAL MEETING, APRIL 22, 2008
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 1-888-216-1322 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/cafi and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Camco Financial Corporation	Annual Meeting of Stockholders April 22, 2008

			Withhold	For All
		For	All	Except
1.	The election of three directors:	☐	☐	☐
Nominees:
(01) Andrew S. Dix (02) Carson K. Miller (03) Jeffrey T. Tucker

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

The Board of Directors recommends a vote “FOR” the nominees listed.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change below	☐

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

Please be sure to date and sign	Date
this proxy card in the box below.

          Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

é FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 22, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 22, 2008: 1-888-216-1322	Vote by Internet anytime prior to 3 a.m., April 22, 2008 go to https://www.proxyvotenow.com/cafi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!